Subject to Completion and Modification

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Term Sheet

$2,238,199,000

SLM Private Credit Student Loan Trust 2006-B

Issuing Entity

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Sponsor, Servicer and Administrator

Student Loan-Backed Notes

On June 8, 2006, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$468,000,000	3-month LIBOR plus %	September 15, 2020
Floating Rate Class A-2 Notes	$195,000,000	3-month LIBOR plus %	June 15, 2021
Floating Rate Class A-3 Notes	$349,000,000	3-month LIBOR plus %	December 15, 2022
Floating Rate Class A-4 Notes	$331,870,000	3-month LIBOR plus %	March 15, 2024
Floating Rate Class A-5 Notes	$720,000,000	3-month LIBOR plus %	December 15, 2039
Floating Rate Class B Notes	$73,106,000	3-month LIBOR plus %	December 15, 2039
Floating Rate Class C Notes	$101,223,000	3-month LIBOR plus %	December 15, 2039

The trust will make payments primarily from collections on a pool of private credit student loans. Private credit student loans are education loans made to students or parents of students that are not guaranteed or reinsured under the Federal Family Education Loan Program or any other federal student loan program. Payments on the notes will be made quarterly on the 15th day of each March, June, September and December, beginning on September 15, 2006. In general, the trust will pay principal, sequentially, to the class A-1 through class A-5 notes, in that order, until each such class is paid in full. Neither the class B nor the class C notes will receive principal until the stepdown date, which is expected to be the September 2011 quarterly distribution date. Payments of interest on the class B notes will be subordinate to the payment of interest and, to the extent described in the initial free-writing prospectus, to payments of principal on the class A notes. Payments of principal on the class B notes will be subordinate to the payment of both interest and principal on the class A notes. Payments of interest on the class C notes will be subordinate to the payment of interest and, to the extent described in the initial free-writing prospectus, to payments of principal on the class A and class B notes. Payments of principal on the class C notes will be subordinate to the payment of both interest and principal on the class A and class B notes. Credit enhancement for the notes consists of overcollateralization, cash on deposit in a reserve account and, for the class A notes, the subordination of the class B and class C notes and, for the class B notes, the subordination of the class C notes, as described in the initial free-writing prospectus. The trust will enter into four basis swap agreements. The trust will also make a deposit into a cash capitalization account, which will be available for a limited period of time. A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

We are offering the notes through the underwriters when and if issued. Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, the administrator, the servicer, the depositor, any seller or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

This term sheet constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

Joint Book-Runners

Goldman, Sachs & Co.	Merrill Lynch & Co.

Co-Managers

Credit Suisse	Deutsche Bank Securities	Lehman Brothers

May 31, 2006

The Information in this Term Sheet

The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated May 26, 2006 (the “initial free-writing prospectus”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.

The Notes

The trust is offering the following classes of notes, which are debt obligations of the trust:

Class A Notes:

•	Floating Rate Class A-1 Student Loan-Backed Notes in the amount of $468,000,000;

•	Floating Rate Class A-2 Student Loan-Backed Notes in the amount of $195,000,000;

•	Floating Rate Class A-3 Student Loan-Backed Notes in the amount of $349,000,000;

•	Floating Rate Class A-4 Student Loan-Backed Notes in the amount of $331,870,000; and

•	Floating Rate Class A-5 Student Loan-Backed Notes in the amount of $720,000,000.

Class B Notes:

•	Floating Rate Class B Student Loan-Backed Notes in the amount of $73,106,000.

Class C Notes:

•	Floating Rate Class C Student Loan-Backed Notes in the amount of $101,223,000.

Closing Date. The closing date for this offering will be June 8, 2006.

Interest Rates. The spreads to LIBOR for the notes will be set at the time of pricing.

Pricing Date. On or after June 1, 2006.

Initial Accrual Period: The initial accrual period for the notes will begin on the closing date and end on September 14, 2006, the day before the first quarterly distribution date.

For each class of notes, LIBOR for the first accrual period will be determined by the following formula:

x + [ 7/32 ] * (y-x)

where:

x = three-month LIBOR, and

y = four-month LIBOR.

Stepdown Date. The stepdown date is the earlier to occur of (a) the September 2011 quarterly distribution date, and (b) the quarterly distribution date following that date on which the outstanding balance of the class A notes is reduced to zero.

Maturity Dates. Each class of notes will mature no later than the date set forth for that class in the table below:

Class	Maturity Date
Class A-1	September 15, 2020
Class A-2	June 15, 2021
Class A-3	December 15, 2022
Class A-4	March 15, 2024
Class A-5	December 15, 2039
Class B	December 15, 2039
Class C	December 15, 2039

Identification Numbers

The notes will have the following CUSIP Numbers and ISIN:

CUSIP Numbers

•	Class A-1 Notes: 78443C CQ 5

•	Class A-2 Notes: 78443C CR 3

•	Class A-3 Notes: 78443C CS 1

•	Class A-4 Notes: 78443C CT 9

•	Class A-5 Notes: 78443C CU 6

•	Class B Notes: 78443C CV 4

•	Class C Notes: 78443C CW 2

International Securities Identification Numbers (ISIN)

•	Class A-1 Notes: US78443CCQ50

•	Class A-2 Notes: US78443CCR34

•	Class A-3 Notes: US78443CCS17

•	Class A-4 Notes: US78443CCT99

•	Class A-5 Notes: US78443CCU62

•	Class B Notes: US78443CCV46

•	Class C Notes: US78443CCW29

The European Common Codes will be set forth in the prospectus supplement for these notes.

Capitalization of the Trust

Floating Rate Class A-1 Student Loan-Backed Notes	$468,000,000
Floating Rate Class A-2 Student Loan-Backed Notes	195,000,000
Floating Rate Class A-3 Student Loan-Backed Notes	349,000,000
Floating Rate Class A-4 Student Loan-Backed Notes	331,870,000
Floating Rate Class A-5 Student Loan-Backed Notes	720,000,000
Floating Rate Class B Student Loan-Backed Notes	73,106,000
Floating Rate Class C Student Loan-Backed Notes	101,223,000
Equity	100

Total	$2,238,199,100

Information About the Trust

Collection Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the collection account in cash or eligible investments equal to approximately $2,600,000 plus the excess, if any, of the pool balance as of the statistical cutoff date over the pool balance as of the closing date.

Reserve Account Initial Deposit. On the closing date, the trust will make an initial deposit from the net proceeds of the sale of the notes into the reserve account in cash or eligible investments equal to approximately $4,998,473.

Specified Reserve Account Balance. The amount required to be on deposit in the reserve account at any time, or the specified reserve account balance, is the lesser of $4,998,473 and the outstanding balance of the notes.

CASH CAPITALIZATION ACCOUNT

The cash capitalization account will be created with an initial deposit by the trust on the closing date of cash or eligible investments in an amount equal to $250,000,000. The initial deposit into the cash capitalization account will not be replenished.

Amounts held from time to time in the cash capitalization account will be held for the benefit of the noteholders. Funds will be withdrawn from the cash capitalization account on any quarterly distribution date prior to the December 2010 quarterly distribution date to the extent that the amount of Available Funds on the quarterly distribution date is insufficient to pay items (1) through (10) under “—Distributions—Quarterly Distributions from the Collection Account” set forth in the initial free-writing prospectus.

The cash capitalization account is intended to enhance the likelihood of timely distributions of interest and certain payments of principal to the noteholders through the December 2010 quarterly distribution date.

On each quarterly distribution date from the June 2008 quarterly distribution date through the March 2009 quarterly distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such quarterly distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 5.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:

•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding quarterly distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding quarterly distribution date, is greater than or equal to $11,190,263, which is the amount of overcollateralization that existed on the closing date; and

•	at least 45% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current quarterly distribution date.

On each quarterly distribution date from the June 2009 quarterly distribution date through the March 2010 quarterly distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such quarterly distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 3.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:

•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding quarterly distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding quarterly distribution date, is greater than or equal to $22,380,526, which is twice the amount of overcollateralization that existed on the closing date; and

•	at least 60% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current quarterly distribution date.

On each quarterly distribution date from the June 2010 quarterly distribution date through the December 2010 quarterly distribution date, any amount on deposit in the cash capitalization account (equal to “CI” for such quarterly distribution date in the definition of “Asset Balance” in the Glossary of the initial free-writing prospectus) that is in excess of 1.50% of the Asset Balance on the closing date (including the initial deposit into the collection account) will be released to the collection account and treated as Available Funds if:

•	the sum of (1) the Pool Balance as of the last day of the second preceding collection period and (2) the amount on deposit in the cash capitalization account immediately following the preceding quarterly distribution date, minus the aggregate outstanding balance of the notes immediately following the preceding quarterly distribution date, is greater than or equal to $22,380,526, which is twice the amount of overcollateralization that existed on the closing date; and

•	at least 80% of the trust student loans by principal balance are in repayment and are not more than 30 days past due as of the end of the collection period for the current quarterly distribution date.

Any amount remaining on deposit in the cash capitalization account on the December 2010 quarterly distribution date will be released to the collection account and treated as Available Funds.

Swap Agreements

The Significance Percentage of the swap agreements in the aggregate is less than 10%.

Unless terminated earlier pursuant to their terms, the swap agreements will terminate on the September 2021 quarterly distribution date.

The notional amount, the adjusted prime rate, applicable spread and swap counterparty for each of the swap agreements are as follows:

Notional Amount	Trust Swap Rate*	Applicable Spread	Swap Counterparty
Initially $1,179,432,397, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of the trust student loans (other than Adjustable Period Loans) bearing interest based upon the prime rate, which loans, by their terms, reset their interest rate monthly.	The weighted average of the prime rates published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the second business day before the first calendar day of each of the immediately preceding three months (or if The Wall Street Journal is not published on any such date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-eighth of one percent (0.125%), minus the Applicable Spread. If the weighted average of the prime rates as of any date of determination is less	Minus 2.75%	Deutsche Bank AG, New York Branch

Notional Amount	Trust Swap Rate*	Applicable Spread	Swap Counterparty

than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.

Initially $360,829,702, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of Adjustable Period Loans then bearing interest based upon the prime rate which loans, by their then current terms, reset their interest rate monthly.	The weighted average of the prime rates published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the second business day before the first calendar day of each of the immediately preceding three months (or if The Wall Street Journal is not published on any such date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-quarter of one percent (0.250%), minus the Applicable Spread. If the weighted average of the prime rates as of any date of determination is less than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.75%	Deutsche Bank AG, New York Branch

Initially $54,110,715, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of the trust student loans bearing interest based upon the prime rate, which loans, by their terms, reset their interest rate quarterly.	The prime rate published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table as of the 15th of the immediately preceding March, June, September or December (or if The Wall Street Journal is not published on that date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-eighth of one percent (0.125%), minus the Applicable Spread. If the prime rate as of any date of determination is less than the Applicable Spread the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.70%	Deutsche Bank AG, New York Branch

Initially $403,493,134, and for each calculation period thereafter an amount equal to the aggregate principal balance, as of the last day of the collection period preceding the beginning of the related accrual period, of Adjustable Period Loans then bearing interest based upon the prime rate, which loans, by their then current terms, reset their interest rate annually.	The prime rate published in The Wall Street Journal in the “Interest Rates & Bonds” section, “Consumer Rates” table on the immediately preceding August 1 (or if The Wall Street Journal is not published on that date, the first preceding day for which that rate is published in The Wall Street Journal), rounded to the nearest one-quarter of one percent (0.250%), minus the Applicable Spread. If the prime rate as of any date of determination is less than the Applicable Spread, the rate payable by the swap counterparty will be correspondingly increased.	Minus 2.60%	Deutsche Bank AG, New York Branch

* In each case, if there is more than one prime rate published in the applicable section of The Wall Street Journal on a relevant determination date, then the prime rate used in calculating the trust swap rate shall be the highest prime rate published on that day.

Swap Counterparty

The swap counterparty for each swap agreement is Deutsche Bank AG, New York Branch, a branch of Deutsche Bank Aktiengesellschaft (“Deutsche Bank” or the “Bank”).

Deutsche Bank originated from the reunification of Norddeutsche Bank Aktiengesellschaft, Hamburg, Rheinisch-Westfälische Bank Aktiengesellschaft, Düsseldorf and Süddeutsche Bank Aktiengesellschaft, Munich; pursuant to the Law on the Regional Scope of Credit Institutions, these had been disincorporated in 1952 from Deutsche Bank, which was founded in 1870. The merger and the name were entered in the Commercial Register of the District Court Frankfurt am Main on May 2, 1957. Deutsche Bank is a banking company with limited liability incorporated under the laws of Germany under registration number HRB 30 000. The Bank has its registered office in Frankfurt am Main, Germany. It maintains its head office at Taunusanlage 12, 60325 Frankfurt am Main.

The Bank is the parent company of a group consisting of banks, capital market companies, fund management companies, a property finance company, installment financing companies, research and consultancy companies and other domestic and foreign companies.

Deutsche Bank AG, New York Branch (the “Branch”) was established in 1978 and is licensed by the New York Superintendent of Banks. Its office is currently located at 60 Wall Street, New York, New York 10005-2858. The Branch is examined by the New York State Banking Department and is subject to the banking laws and regulations applicable to a foreign bank that operates a New York branch. The Branch is also examined by the Federal Reserve Bank of New York.

The long-term senior debt of Deutsche Bank has been assigned a rating of “AA-” (outlook stable) by S&P, “Aa3” (outlook stable) by Moody’s and “AA-” (outlook stable) by Fitch. The swap counterparty is an affiliate of Deutsche Bank Securities Inc., one of the underwriters.

The information in the preceding five paragraphs has been provided by Deutsche Bank AG, New York Branch, and has not been verified by the depositor, the trust, the sponsor, the administrator, the servicer, the trustee, the indenture trustee or the underwriters. Except for the foregoing five paragraphs, Deutsche Bank AG, New York Branch has not been involved in the preparation of this term sheet or the initial free-writing prospectus.

Overcollateralization

On the closing date, the asset balance of the trust (which does not give effect to the reserve account but includes any amount deposited into the cash capitalization account on the closing date) will be approximately 100.50% of the aggregate balance of the notes.

Use of Proceeds

The trust will use the net proceeds from the sale of the notes to make the initial deposits to the collection account, the cash capitalization account and the reserve account and to purchase the trust student loans from the depositor on the closing date under the sale agreement.

The depositor will then use the proceeds paid to the depositor by the trust to pay to the sellers the respective purchase prices due to those sellers for the trust student loans purchased by the depositor.

Expenses incurred to establish the trust and issue the notes (other than fees that are due to the underwriters) are payable by the depositor. Expenses to be paid by the depositor are estimated to be $1,999,376.

Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes

Exhibit I attached hereto, “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes,” shows, for each class of notes, the weighted average lives, expected maturities and percentages of the original principal amount remaining at certain quarterly distribution dates based on various assumptions.

Underwriting

The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream, Luxembourg and Euroclear, as applicable, on or about June 8, 2006 against payment in immediately available funds.

Subject to the terms and conditions in the underwriting agreement to be dated on or about the pricing date, the depositor has agreed to cause the trust to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the notes shown opposite its name:

Underwriter	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes
Goldman, Sachs & Co.	$93,600,000	$39,000,000	$69,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	93,600,000	39,000,000	69,800,000
Credit Suisse Securities (USA) LLC	93,600,000	39,000,000	69,800,000
Deutsche Bank Securities Inc	93,600,000	39,000,000	69,800,000
Lehman Brothers Inc.	93,600,000	39,000,000	69,800,000

Total	$468,000,000	$195,000,000	$349,000,000

Underwriter	Class A-4 Notes	Class A-5 Notes
Goldman, Sachs & Co.	$66,374,000	$144,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	66,374,000	144,000,000
Credit Suisse Securities (USA) LLC	66,374,000	144,000,000
Deutsche Bank Securities Inc	66,374,000	144,000,000
Lehman Brothers Inc.	66,374,000	144,000,000

Total	$331,870,000	$720,000,000

Underwriter	Class B Notes	Class C Notes
Goldman, Sachs & Co.	$14,622,000	$20,245,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	14,621,000	20,246,000
Credit Suisse Securities (USA) LLC	14,621,000	20,244,000
Deutsche Bank Securities Inc	14,621,000	20,244,000
Lehman Brothers Inc.	14,621,000	20,244,000

Total	$73,106,000	$101,223,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above if any of the notes are purchased. The offering prices, underwriter discounts and dealer concessions and reallowances will be set forth in the prospectus supplement.

The depositor and SLM ECFC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are new issues of securities with no established trading market. The seller has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with the sellers, the depositor and their respective affiliates.

The trust may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.

During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.

The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.

In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.

In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of those transactions.

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “POS Regs”);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the initial free-writing prospectus and the base prospectus attached as Appendix I thereto (collectively, the “pre-pricing disclosure package”), nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands all or any part of the pre-pricing disclosure package comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute the pre-pricing disclosure package, in all cases at their own expense.

The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the POS Regs and the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

Glossary

“Asset Balance” means, with respect to any quarterly distribution date, an amount equal to:

                        PB + CI - R

Where:

CI = the amount on deposit in the cash capitalization account on the last day of the related collection period less the excess for the quarterly distribution date of (i) interest due on the notes plus any primary servicing and administration fees, any swap payments owed to the swap counterparty by the trust, and any swap termination payments owed by the trust that are pari passu with interest payments on the class A notes due over (ii) Available Funds on deposit in the collection account. In no case shall CI be less than zero;

PB = the Pool Balance at the last day of the related collection period; and

R = the amount to be released from the cash capitalization account on such quarterly distribution date as described in the fourth, fifth and sixth paragraphs under “Information About the Trust—Cash Capitalization Account” in this term sheet.

provided, however, that, as of the closing date, the Asset Balance shall equal $2,249,389,263 and that, for all quarterly distribution dates occurring on or after the December 2010 quarterly distribution date, the Asset Balance will be equal to the Pool Balance as of the last day of the related collection period.

“Class A Noteholders’ Principal Distribution Amount” means (a) as of any quarterly distribution date prior to the Stepdown Date or on which a Trigger Event is in effect, the lesser of (i) 100% of the excess, if any, of (x) the aggregate outstanding balance of all classes of notes immediately prior to any distributions of principal for such quarterly distribution date over (y) the excess, if any, of (1) the Asset Balance for such quarterly distribution date over (2) the Specified Overcollateralization Amount and (ii) the aggregate outstanding balance of the class A notes immediately prior to any distributions for such quarterly distribution date and (b) on or after the Stepdown Date and as long as a Trigger Event is not in effect for such quarterly distribution date, the excess, if any, of (x) the aggregate outstanding balance of the class A notes immediately prior to any distributions of principal for such quarterly distribution date over (y) the lesser of (A) the product of (i) 85.0% and (ii) the Asset Balance as of such quarterly distribution date and (B) the excess, if any, of the Asset Balance for such quarterly distribution date over the Specified Overcollateralization Amount. Notwithstanding the foregoing, on or after the maturity date for the class A-1, class A-2, class A-3, class A-4 or class A-5 notes, the Class A Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the balance of the class A-1, class A-2, class A-3, class A-4 or class A-5 notes, as applicable, to zero.

“Class B Noteholders’ Principal Distribution Amount” means, as of any quarterly distribution date on or after the Stepdown Date and as long as a Trigger Event is not in effect on such quarterly distribution date, the excess, if any, of (x) the sum of (i) the aggregate outstanding balance of the class A notes (after taking into account the Class A Noteholders’ Principal Distribution Amount due on such quarterly distribution date) and (ii) the outstanding balance of the class B notes immediately prior to such quarterly distribution date over (y) the lesser of (A) the product of (i) 89.875% and (ii) the Asset Balance for such quarterly distribution date and (B) the excess, if any, of the Asset Balance for such quarterly distribution date over the Specified Overcollateralization Amount. Prior to the Stepdown Date or on any quarterly distribution date for which a Trigger Event is in effect, the excess, if any, of (i) the amounts in clause (a)(i) of the definition of Class A Noteholders’ Principal Distribution Amount over (ii) the aggregate outstanding balance of the class A notes. Notwithstanding the foregoing, on or after the maturity date for the class B notes, the Class B Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the outstanding balance of the class B notes to zero.

“Class C Noteholders’ Principal Distribution Amount” means, as of any quarterly distribution date on or after the Stepdown Date and, as long as a Trigger Event is not in effect on such quarterly distribution date, the excess, if any, of (x) the sum of (i) the aggregate outstanding balance of the class A notes (after taking into account the Class A Noteholders’ Principal Distribution Amount due on such quarterly distribution date), (ii) the outstanding balance of the class B notes (after taking into account the Class B Noteholders’ Principal Distribution Amount due on such quarterly distribution date) and (iii) the outstanding balance of the class C notes immediately prior to such quarterly distribution date over (y) the lesser of (A) the product of (i) 97.0% and (ii) the Asset Balance for such distribution date and (B) the excess, if any, of the Asset Balance for such quarterly distribution date over the Specified Overcollateralization Amount. Prior to the Stepdown Date or on any quarterly distribution date for which a Trigger Event is in effect, the excess, if any, of (i) the amounts in clause (a)(i) of the definition of Class A Noteholders’ Principal Distribution Amount over (ii) the aggregate outstanding balance of the class A and class B notes. Notwithstanding the foregoing, on or after the maturity date for the class C notes, the Class C Noteholders’ Principal Distribution Amount shall not be less than the amount that is necessary to reduce the outstanding balance of the class C notes to zero.

The “Cumulative Realized Losses Test” is satisfied for any quarterly distribution date on which the cumulative principal amount of Charged-Off Loans, net of Recoveries, is equal to or less than the percentage of the initial Pool Balance set forth below for the specified period:

Distribution Date	Percentage of Initial Pool Balance
Closing Date through June 2011 quarterly distribution date	15%

September 2011 quarterly distribution date through June 2014 quarterly distribution date	18%

September 2014 quarterly distribution date and thereafter	20%

“Significance Estimate” means, as of the closing date, with respect to the swap agreements collectively, the reasonable good faith estimate of the maximum probable exposure of the trust to the swap counterparty, which estimate is made in the same manner as that utilized in the sponsor’s internal risk management process for similar instruments.

“Significance Percentage” means, as of the closing date, the percentage that the Significance Estimate represents of the notes.

“Specified Class A Enhancement” means, for any quarterly distribution date, the greater of (a) 15.00% of the Asset Balance for such quarterly distribution date or (b) the Specified Overcollateralization Amount for such quarterly distribution date.

“Specified Class B Enhancement” means, for any quarterly distribution date, the greater of (a) 10.125% of the Asset Balance for such quarterly distribution date or (b) the Specified Overcollateralization Amount for such quarterly distribution date.

“Specified Class C Enhancement” means, for any quarterly distribution date, the greater of (a) 3.00% of the Asset Balance for such quarterly distribution date or (b) the Specified Overcollateralization Amount for such quarterly distribution date.

“Specified Overcollateralization Amount” means, as of any quarterly distribution date, 2.00% of the initial Asset Balance.

EXHIBIT I

Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes

EXHIBIT I

PREPAYMENTS, EXTENSIONS, WEIGHTED AVERAGE LIVES

AND EXPECTED MATURITIES OF THE NOTES

Prepayments on pools of student loans can be calculated based on a variety of prepayment models. The model used to calculate prepayments in this term sheet is based on prepayments assumed to occur at a constant prepayment rate (“CPR”). CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that is paid during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:

Monthly Prepayments	=	Balance after scheduled payments	X	(1-(1-CPR)1/12)

Accordingly, monthly prepayments assuming a $1,000 balance after scheduled payments would be as follows for various levels of CPR listed below:

CPR	0%	2%	4%	6%	8%
Monthly Prepayment	$0.00	$1.68	$3.40	$5.14	$6.92

The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The student loans will not prepay at any constant level of CPR, nor will all of the student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

For purposes of calculating the information presented in the tables below, it is assumed, among other things, that:

•	the statistical cutoff date for the trust student loans is May 17, 2006;

•	the closing date will be June 8, 2006;

•	all trust student loans (as grouped within the “rep lines” described below) remain in their current status until their status end date and then move to repayment, with the exception of in-school status loans which are assumed to have either a 36-month grace period (with respect to trust student loans under the Medical Loan Programs), a 9-month grace period (with respect to LAWLOANS) or a 6-month grace period (with respect to all other trust student loans) before moving to repayment, and no trust student loan moves from repayment to any other status;

•	the trust student loans that are not in repayment status have interest accrued and capitalized upon entering repayment;

•	no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected in full;

•	index levels for calculation of payments are:

•	three-month LIBOR rate of 5.19%;

•	91-day Treasury bill rate of 4.72%; and

•	prime rate of 8.00%;

•	quarterly distributions begin on September 15, 2006, and payments are made quarterly on the 15th day of every March, June, September and December thereafter, whether or not the 15th is a business day;

•	the interest rate for each class of outstanding notes at all times will be equal to:

•	class A-1 notes: 5.20%;

•	class A-2 notes: 5.26%;

•	class A-3 notes: 5.32%;

•	class A-4 notes: 5.37%;

•	class A-5 notes: 5.46%;

•	class B notes: 5.47%; and

•	class C notes: 5.64%;

•	an administration fee equal to $20,000 is paid quarterly by the trust to the administrator, beginning in September 2006;

•	a servicing fee equal to 1/12th of the then outstanding principal amount of the trust student loans times 0.70% is paid monthly by the trust to the servicer, beginning in July 2006;

•	the reserve account has an initial balance equal to $4,998,473 and at all times a balance equal to the lesser of (1) $4,998,473, and (2) the outstanding balance of the notes;

•	the collection account has an initial balance equal to $2,600,000;

•	the cash capitalization account has an initial balance equal to $250,000,000, and on the December 2010 distribution date, any amounts on deposit in the cash capitalization account that have not previously been released will be included in Available Funds;

•

under the interest rate swaps relating to trust student loans that are not Adjustable Period Loans, the trust will pay prime rate minus 2.70% in exchange for three-month LIBOR; and under the interest rate swaps relating to Adjustable Period Loans, the trust will pay prime rate minus 2.45% in exchange for three-month LIBOR;

•	the trust will enter into no other swap or other interest rate hedging agreements;

•	all payments are assumed to be made at the end of the month and amounts on deposit in the collection account, reserve account and cash capitalization account, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 5.09% per annum through the end of the collection period, and reinvestment earnings are available for distribution from the prior collection period;

•	an optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance; and

•	the pool of trust student loans consists of 6,448 representative loans (“rep lines”), which have been created for modeling purposes from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term.

The following tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than indicated in the following tables, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the assumed characteristics, remaining terms and loan ages.

The following tables show the weighted average remaining lives, expected maturity dates and percentages of original principal of each class of the notes at various levels of CPR from the closing date until the optional redemption date; all percentages have been rounded up or down to the nearest whole percent.

Weighted Average Lives and Expected Maturities of the Notes at Various CPR Percentages(1)

Weighted Average Life (years)(2)
	0%	2%	4%	6%	8%
Class A-1 Notes	5.54	3.88	3.00	2.36	1.91
Class A-2 Notes	8.55	6.51	5.00	4.18	3.54
Class A-3 Notes	10.51	8.63	7.00	5.72	4.81
Class A-4 Notes	12.75	11.31	9.80	8.40	7.21
Class A-5 Notes	15.62	14.83	14.00	13.08	12.07
Class B Notes	13.86	12.73	11.55	10.37	9.32
Class C Notes	13.16	11.86	10.49	9.18	8.05

Expected Maturity Date
Class A-1 Notes	March 2014	March 2012	December 2010	March 2010	June 2009
Class A-2 Notes	September 2015	September 2013	March 2012	December 2010	June 2010
Class A-3 Notes	March 2018	June 2016	December 2014	June 2013	June 2012
Class A-4 Notes	March 2020	December 2018	September 2017	March 2016	December 2014
Class A-5 Notes	June 2023	September 2022	March 2022	September 2021	December 2020
Class B Notes	September 2022	March 2022	June 2021	September 2020	December 2019
Class C Notes	December 2021	March 2021	June 2020	June 2019	June 2018

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance.
(2)	The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related quarterly distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	99	98	91	82
June 2008	100	87	68	50	33
June 2009	97	69	43	17	0
June 2010	80	43	10	0	0
June 2011	57	14	0	0	0
June 2012	38	0	0	0	0
June 2013	15	0	0	0	0
June 2014	0	0	0	0	0
June 2015	0	0	0	0	0
June 2016	0	0	0	0	0
June 2017	0	0	0	0	0
June 2018	0	0	0	0	0
June 2019	0	0	0	0	0
June 2020	0	0	0	0	0
June 2021	0	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-2 Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	82
June 2010	100	100	100	47	0
June 2011	100	100	38	0	0
June 2012	100	73	0	0	0
June 2013	100	9	0	0	0
June 2014	77	0	0	0	0
June 2015	10	0	0	0	0
June 2016	0	0	0	0	0
June 2017	0	0	0	0	0
June 2018	0	0	0	0	0
June 2019	0	0	0	0	0
June 2020	0	0	0	0	0
June 2021	0	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-3 Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution

Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	86
June 2011	100	100	100	73	28
June 2012	100	100	82	33	0
June 2013	100	100	43	0	0
June 2014	100	67	9	0	0
June 2015	100	31	0	0	0
June 2016	65	0	0	0	0
June 2017	24	0	0	0	0
June 2018	0	0	0	0	0
June 2019	0	0	0	0	0
June 2020	0	0	0	0	0
June 2021	0	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-4 Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution

Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	100	91
June 2013	100	100	100	96	52
June 2014	100	100	100	59	15
June 2015	100	100	74	23	0
June 2016	100	96	38	0	0
June 2017	100	57	1	0	0
June 2018	81	16	0	0	0
June 2019	31	0	0	0	0
June 2020	0	0	0	0	0
June 2021	0	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class A-5 Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution

Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	100	100
June 2013	100	100	100	100	100
June 2014	100	100	100	100	100
June 2015	100	100	100	100	91
June 2016	100	100	100	95	77
June 2017	100	100	100	80	63
June 2018	100	100	84	65	50
June 2019	100	88	67	51	38
June 2020	89	67	50	37	26
June 2021	62	46	33	23	0
June 2022	38	26	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class B Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution

Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	91	80
June 2013	100	100	94	81	70
June 2014	100	100	85	72	60
June 2015	100	91	76	63	51
June 2016	100	81	66	54	43
June 2017	89	71	57	45	36
June 2018	77	61	47	37	26
June 2019	64	50	38	27	5
June 2020	50	38	26	3	0
June 2021	35	18	0	0	0
June 2022	4	0	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

Class C Notes

Percentages Of Original Principal Of The Notes Remaining At Certain Distribution

Dates At Various CPR Percentages(1)

Distribution Date	0%	2%	4%	6%	8%
Closing Date	100%	100%	100%	100%	100%
June 2007	100	100	100	100	100
June 2008	100	100	100	100	100
June 2009	100	100	100	100	100
June 2010	100	100	100	100	100
June 2011	100	100	100	100	100
June 2012	100	100	100	93	76
June 2013	100	100	97	78	61
June 2014	100	100	83	63	46
June 2015	100	92	69	49	33
June 2016	100	78	55	36	20
June 2017	89	63	41	23	9
June 2018	72	47	27	11	0
June 2019	52	30	12	0	0
June 2020	31	12	0	0	0
June 2021	8	0	0	0	0
June 2022	0	0	0	0	0
June 2023	0	0	0	0	0

(1)	Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the pool balance falls below 10% of the initial pool balance.

$2,238,199,000

SLM Private Credit Student Loan Trust 2006-B

Issuing Entity

$468,000,000	Floating Rate Class A-1 Student Loan-Backed Notes

$195,000,000	Floating Rate Class A-2 Student Loan-Backed Notes

$349,000,000	Floating Rate Class A-3 Student Loan-Backed Notes

$331,870,000	Floating Rate Class A-4 Student Loan-Backed Notes

$720,000,000	Floating Rate Class A-5 Student Loan-Backed Notes

$ 73,106,000	Floating Rate Class B Student Loan-Backed Notes

$101,223,000	Floating Rate Class C Student Loan-Backed Notes

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Sponsor, Servicer and Administrator

Joint Book-Runners

Goldman, Sachs & Co.

Merrill Lynch & Co.

Co-Managers

Credit Suisse

Deutsche Bank Securities

Lehman Brothers

May 31, 2006